EXHIBIT 4.1

AMENDED AND RESTATED

Capital Plan of the Federal Home Loan Bank of Boston

Amended and Restated as of December 14, 2009

CONFIDENTIAL

§I.	Definitions	4

§II.	Leverage and Risk-Based Capital Requirements	8

II.A.	Regulatory Standard	8
II.A.1. Leverage Ratio		8
II.A.2. Risk-Based Capital Ratio		8
II.A.3. Finance Board Designated Capital Levels		9

§III.	Classes of Stock	9

III.A.	General	9
III.A.1. Redemption		10
III.A.2. Repurchase		11
III.A.3. Limitations on Redemptions and Repurchases		12
III.A.4. Pro Rata Allocation of Redemptions		15
III.A.5. Redeemed and Repurchased Stock		15
III.A.6. Par Value		15
III.A.7. Dividends		15
III.A.8. Ownership of Retained Earnings		16

III.B.	Voting Rights	16
III.B.1. Matters Subject to Vote; Eligibility		16
III.B.2. Share Voting Determinations; Voting Rights		16

III.C.	Rights Upon Liquidation, Merger, or Consolidation of the Federal Home Loan Bank of Boston	17
III.C.1. Liquidation		17
III.C.2. Merger or Consolidation		17

§IV.	Stock Investment Requirements	18

IV.A.	Membership Stock Investment Requirement	18
IV.A.1. General		18
IV.A.2. Frequency of Recalculation		18
IV.A.3. Continuing Requirement as Condition of Membership		18
IV.A.4. Ranges of Allowable Membership Stock Investment Requirements		18

IV.B.	Activity-Based Stock Investment Requirement	19
IV.B.1. General		19
IV.B.2. Range of Allowable Activity-Based Stock Investment Requirements		20
IV.B.3. Notice of Withdrawal from Membership		22
IV.B.4. Requirement upon Termination of Membership		22
IV.B.5. Pre-existing Non-Advance Activity-Based Assets		22

IV.C.	Total Stock Investment Requirement	23
IV.C.1. General		23
IV.C.2. Bank Monitoring and Notification		23
IV.C.3. Prompt Compliance with Adjustments to Membership and Activity-Based Stock Investment Requirements		23

IV.D.	Excess Stock Investment	24

IV.E.	Transfers of Stock	24
IV.E.1. Conditions for Approval of Transfers		24
IV.E.2. Relation of Redemption Notices to Transfers of Stock		25
IV.E.3. Transfers Occurring in Connection with Mergers or Consolidations		25

IV.F.	Membership Termination	25
IV.F.1. Voluntary Withdrawal from Membership		25

IV.F.2. Involuntary Termination of Membership		28
IV.F.3. Merger or Consolidation of Members		29
IV.F.4. Merger or Consolidation of Member into a Member of another FHLBank or into a Nonmember		31
IV.F.5. Relocation of Principal Place of Business		33

§V.	Transition, Review, and Amendments	34

V.A.	Transition	34
V.A.1. Effective Date		34
V.A.2. Plan of Reorganization		38
V.A.3. Good Faith Determination		40

V.B.	Review and Amendments	40
V.B.1. Annual Review of the Capital Plan		40
V.B.2. Amendments to the Capital Plan		40

§VI.	Miscellaneous	40

VI.A.	Interpretation of the Capital Plan	40

VI.B.	Notices	41
VI.B.1. Notices by the Bank		41
VI.B.2. Notices to the Bank		41

§I.                                  Definitions

As used in the Capital Plan, the following capitalized terms shall have the following meanings:

Acquired Member Assets — Those assets that may be acquired by the Bank under Part 955 of the Regulations.

Act — The Federal Home Loan Bank Act.

Activity-Based Assets — Advances, advance commitments, standby letters of credit, intermediated derivatives, Acquired Member Assets, and delivery commitments issued to a Member for Acquired Member Assets to be held on the Bank’s balance sheet, that the Bank obtains from or through its Members.

Activity-Based Stock Investment Requirement — The amount of Class B Stock required to be held by each Member to support the outstanding Activity-Based Assets for which the Member has engaged the Bank.

Bank — The Federal Home Loan Bank of Boston.

Board of Directors — The board of directors of the Bank.

Capital Plan — The capital plan of the Bank as adopted by the Board of Directors and approved by the Finance Board, as amended from time to time.

Capital Stock - The capital stock of the Bank outstanding prior to the Effective Date.

Class A Stock — Class A Stock as defined by the Act.

Class B Stock — Class B Stock as defined by the Act.

Credit Risk Capital Requirement — The amount of Permanent Capital that is required to support the Bank’s credit risk, as required by 12 C.F.R. §932.4.

Effective Date — The date upon which the provisions of the Capital Plan become effective and existing shares of the Bank’s Capital Stock are converted to shares of Class B Stock in accordance with the Capital Plan.

FHLBank — A Federal Home Loan Bank.

Finance Board — The Federal Housing Finance Board.

GAAP — The accounting principles generally accepted in the United States.

Market Risk Capital Requirement — The amount of Permanent Capital that is required to support the Bank’s market risk, as required by 12 C.F.R. §932.5.

Member — An institution that has been approved for membership in the Bank and that has purchased the required amount of Bank Capital Stock or Class B Stock, as applicable.

Membership — The rights, privileges, and obligations of being a member of the Bank.

Membership Stock Investment Requirement — The amount of Class B Stock required to be held by each Member as a condition of continued Membership in the Bank.

Membership Stock Investment Base — For the purpose of determining the Membership Stock Investment Requirement, the summation of non-discounted values of certain Member assets eligible to secure advances under Section 10(a)(3) of the Act as determined by the Bank from call report data and as defined in the Products Policy.(1) Members that do not submit financial information to a regulatory body through a publicly available call reporting process will be required to submit data directly to the Bank that are similar in substance and time frame to those data filed in thrift, bank, and credit union call reports.

Minimum Regulatory Capital Requirement - A minimum regulatory capital requirement for the Bank established by the Regulations (as referenced in §§II.A.1 and II.A.2 of the Capital Plan) or on a basis specifically applicable to the Bank by the Finance Board (as referenced in §II.A.3).

NRSRO — A credit rating organization regarded as a Nationally Recognized Statistical Rating Organization by the Securities and Exchange Commission.

(1) For Members filing an OTS Thrift Financial Report, the Membership Stock Investment Base would equal the sum of the following line items: SC250 (Permanent, Closed-end Mortgages and Junior Liens on 1-4 Family Dwelling Units), SC256 (Permanent Mortgages on 5 or More Family Dwelling Units), SC130 (U.S. Government and Agency Securities), SC210 (Mortgage-backed Securities Insured or Guaranteed by an Agency or Instrument of the United States), SC150 (Mortgage Derivative Securities), and SC215 (Other Mortgage Pool Securities).

For Members filing FFIEC Reports of Condition and Income, the Membership Stock Investment Base would equal the sum of the following line items: Schedule RC-C, lines 1.c.(2)(a) and 1.c.(2)(b) (Closed-end First and Junior Liens on 1-4 Family Residential Properties), Schedule RC-C, line 1.d (Mortgage Loans Secured by Multifamily Properties), Schedule RC-B, lines 1, 2.a, and 2.b (U.S. Treasury and Agency Securities, Excluding Mortgage-backed Securities), Schedule RC-B, lines 4.a.(1), 4.a.(2), 4.b.(1), and 4.b.(2) (Mortgage-backed Securities Guaranteed by Ginnie Mae or Issued by Fannie Mae and Freddie Mac), and Schedule RC-B, lines 4.a.(3) and 4.b.(3) (Other Mortgage-backed Securities).

For Members filing a Credit Union 5300 Call Report, the Membership Stock Investment Base would equal the sum of line items: Balance Sheet Account Code 703 (Total 1st Mortgage Real Estate Loans), Schedule C Account Code 741C (U.S. Government Obligations), and Schedule C Account Code 742C (Federal Agency Securities).

Operations Risk Capital Requirement — The amount of Permanent Capital that is required to support the Bank’s operations risk, as required by 12 C.F.R. §932.6.

Opt-Out Date — The date sixty (60) days prior to the Effective Date.

Other Institution — A financial institution that is not a Member and that acquires, receives, or retains Class B Stock under the Capital Plan.

Permanent Capital — The retained earnings of the Bank, determined in accordance with GAAP, plus the amount paid-in for the Bank’s Class B Stock.

Plan of Merger — The formal agreement governing the terms of a merger, consolidation, or acquisition between the Bank and any other FHLBank or group of FHLBanks.

Products Policy — The Products Policy of the Bank, as amended from time to time by the Board of Directors.

Redemption Cancellation Fee — As applicable, (i) a fee in the amount of two percent (2%) of the par amount of the shares of Class B Stock that is the subject of a Redemption Notice, subject to any deductions from the number of shares subject to such Redemption Notice in accordance with §III.A.1 of the Capital Plan, which may be imposed in the event that a Member cancels a Redemption Notice, or a Member’s Redemption Notice is subject to automatic cancellation, or (ii) a fee in the amount of two percent (2%) of the amount of the par amount of the shares of Class B Stock held by a Member as of the date that the Bank receives notice from the Member that the Member is canceling its notification of intent to withdraw from Membership which may be imposed in the event that a Member cancels its notification of intent to withdraw from Membership.

Redemption Notice — A written notice provided by a Member to the Bank requesting redemption of a specified number of shares of Class B Stock, subject to the time limits prescribed in the Act for Class B Stock and the other restrictions set forth in the Capital Plan, the Regulations and the Act.

Regulations - Regulations promulgated by the Federal Housing Finance Board.

Repurchase Request Notice Date - The date sixty (60) days prior to the Effective Date.

Required Risk-Based Capital Ratio — The amount of Permanent Capital that is required to be outstanding at all times in order to simultaneously meet the Market Risk Capital Requirement, the Credit Risk Capital Requirement, and the Operations Risk Capital Requirement.

Stock Redemption Period — The five-year period, as applicable, following: (i) the Bank’s receipt of a Member’s Redemption Notice to redeem Class B Stock (with such Redemption Notice applicable only to the number of shares of Class B Stock that are the subject of such Redemption Notice); (ii) the Bank’s (or as applicable, the Finance

Board’s) receipt of a Member’s written notice to the Bank (or as applicable, the Finance Board) of intent to withdraw from Membership, or the date of acquisition or receipt of any additional shares of Class B Stock after the Bank’s (or as applicable, the Finance Board’s) receipt of such notice, (iii) a Member’s termination of Membership as a result of merger or consolidation into a Member of another FHLBank or a nonmember, or the date of acquisition or receipt of any additional shares of Class B Stock after such termination from Membership, (iv) a Member’s termination from Membership as a result of the relocation of its principal place of business, or the date of acquisition or receipt of any additional shares of Class B Stock after such termination of Membership, or (v) a Member’s involuntary termination from Membership, or the date of acquisition or receipt of any additional shares of Class B Stock after such termination of Membership.

Total Assets - Total assets of the Bank, as determined in accordance with GAAP.

Total Capital — The sum of Permanent Capital, the amounts paid-in for Class A Stock, the amount of any general allowance for losses, and the amount of other instruments identified in the Capital Plan that the Finance Board has determined to be available to absorb losses incurred by the Bank.

Total Stock Investment Requirement — The sum of the Membership Stock Investment Requirement and the Activity-Based Stock Investment Requirement.

Unweighted Leverage Ratio — The ratio of Total Capital to Total Assets, wherein the portion of Total Capital that is Permanent Capital is recorded as its book value.

Weighted Leverage Ratio - The ratio of Total Capital to Total Assets, wherein the portion of Total Capital that is Permanent Capital is weighted 1.5 times.

§II.                            Leverage and Risk-Based Capital Requirements

II.A.                     Regulatory Standard

The Act and the Regulations require the Bank to maintain the following capital levels at all times:

II.A.1.Leverage Ratio

The Bank must, at all times, maintain a Weighted Leverage Ratio in the amount of not less than five percent (5%), wherein Permanent Capital is weighted at 1.5 times its par value.  The Bank must also, at all times, maintain an Unweighted Leverage Ratio of not less than four percent (4%), wherein all capital is weighted at its carrying value.

II.A.2.Risk-Based Capital Ratio

The Bank must, at all times, maintain an amount of Permanent Capital equal to the sum of its required Market Risk Capital Requirement, Credit Risk Capital Requirement, and Operations Risk Capital Requirement.

II.A.2(a)                          Market Risk Capital Requirement

As required by 12 C.F.R. §932.5(a), the Bank must maintain Permanent Capital in an amount not less than the sum of:

(i) The market value of the Bank’s portfolio at risk from movements in interest rates, foreign exchange rates, commodity prices, and equity prices that could occur during periods of market stress, where the market value of the Bank’s portfolio at risk is determined using an internal market risk model that fulfills the requirements of 12 C.F.R. §932.5(b) and that has been approved by the Finance Board; and

(ii) The amount, if any, by which the Bank’s current market value of Total Capital is less than eighty-five percent (85%) of the Bank’s book value of Total Capital.

II.A.2(b)                          Credit Risk Capital Requirement

The Bank must maintain Permanent Capital in an amount sufficient to meet its Credit Risk Capital Requirement.

II.A.2(c)                           Operations Risk Capital Requirement

As required by 12 C.F.R. §932.6, the Bank must maintain Permanent Capital in an amount equal to thirty percent (30%) of the sum of the Market Risk Capital Requirement and the Credit Risk Capital Requirement. With the approval of the Finance Board, the Operations Risk Capital Requirement may be reduced to as low as ten percent (10%) of the sum of the Market Risk Capital Requirement and the Credit Risk Capital Requirement if (i) the Bank provides an alternative methodology for assessing and quantifying an Operations Risk Capital Requirement; or (ii) the Bank purchases an insurance policy to cover operational risk from an insurer that is rated in not lower than the second-highest rating category by an NRSRO.  The Bank reserves the right from time to time to seek Finance Board approval for either of the foregoing alternative approaches to satisfy its Operations Risk Capital Requirement.

II.A.3.Finance Board Designated Capital Levels

For reasons of safety and soundness, the Finance Board in accordance with 12 C.F.R. §§932.2(b) and 932.3(b) may require the Bank to have and maintain a greater amount of capital than that which is described in §§II.A.1 and II.A.2 of the Capital Plan.

§III.                        Classes of Stock

III.A.                General

The Bank shall issue one class of stock — Class B Stock — as authorized by the Board of Directors. Class B Stock shall be redeemable for cash at par value five (5) years following the Bank’s receipt of a Member’s Redemption Notice to redeem Class B Stock, or as provided in §IV.F of the Capital Plan, subject to the provisions of §§ III.A.1, III.A.3 and III.A.4 of the Capital Plan.  The Class B Stock shall be issued to and owned only by Members or institutions that have been approved for Membership, with the exception of former Members or successors thereto that acquire, receive or retain the Class B Stock in accordance with the provisions of the Capital Plan.  The Bank may not issue Class B Stock other than in accordance with Section 931.2 of the Regulations and in accordance with the Capital Plan. Class B Stock may only be traded between the Bank and its Members in accordance with §IV.E of the Capital Plan.

Subject to the approval of the Board of Directors and of the Finance Board, the Bank reserves the right to revise the Capital Plan from time to time.  Such amendments might include, but would not be limited to, the sale of one or more subclasses of Class A Stock (which would be redeemable on six months’ notice and with other terms and rights as specified in an amended Capital Plan) and/or one or more subclasses of Class B Stock, all of which may be issued separate and apart from the Membership Stock Investment Requirement and Activity-Based Stock Investment Requirement, as described herein.

III.A.1.Redemption

A redemption of Class B Stock may occur in conjunction with a Membership termination in accordance with §IV.F of the Capital Plan.  In addition, a Member may request that shares of Class B Stock be redeemed by submitting a Redemption Notice to the Bank.

III.A.1(a)                      Written Notice; Specific Share Identification

A Member that provides a Redemption Notice to the Bank of its intention to redeem Class B Stock pursuant to this §III.A.1(a) of the Capital Plan shall identify in that Redemption Notice the particular shares that are subject of that Redemption Notice by reference to the date acquired, and the manner in which the shares subject to notice were acquired (i.e., whether by purchase at par value or as a stock distribution by the Bank).  If a Member fails to identify the shares to be redeemed, the shares subject to redemption shall be determined using a first acquired, first redeemed method of identification.  Class B Stock will be redeemed upon the expiration of the applicable Stock Redemption Period subject to the conditions and limitations set forth in §§III.A.3 and III.A.4 of the Capital Plan.  A Member may not have more than one Redemption Notice outstanding at any time with respect to the same shares of Class B Stock.

III.A.1(b)                      Cancellation of Request for Redemption

A Member may cancel its Redemption Notice by providing the Bank with a written notice of cancellation that is received by the Bank at any time prior to the expiration of the applicable Stock Redemption Period. The Bank will assess a Redemption Cancellation Fee unless the Board of Directors decides it has a bona fide business purpose for waiving the imposition of the fee, and the waiver is consistent with Section 7(j) of the Act.

III.A.1(c)                       Bank Repurchase of Shares under Redemption Notice

To the extent that the Bank repurchases pursuant to §III.A.2 of the Capital Plan shares of Class B Stock that are subject to a Redemption Notice or Notices, the respective repurchased shares shall be deducted from the outstanding Redemption Notice or Notices.

III.A.1(d)                      Transfer of Shares under Redemption Notice

To the extent that a Member, or Other Institution, transfers pursuant to §IV.E of the Capital Plan shares of Class B Stock that are subject to a Redemption Notice or Notices, the respective transferred shares shall be deducted from the outstanding Redemption Notice or Notices.

III.A.1(e)                       Redemption Cancellation to Satisfy Total Stock Investment Requirement

A Redemption Notice by a Member to redeem shares of Class B Stock shall automatically be cancelled if the Bank is prevented from redeeming the Member’s Class B Stock within five business days after the expiration of the applicable Stock Redemption Period because the Member would not be in compliance with its Total Stock Investment Requirement after such redemption.  In the event of an automatic cancellation of a Member’s Redemption Notice as provided in the preceding sentence, the Bank will assess a Redemption Cancellation Fee unless the Board of Directors decides it has a bona fide business purpose for waiving the imposition of the fee, and the waiver is consistent with Section 7(j) of the Act.

III.A.2.Repurchase

III.A.2(a)                      Bank Authority to Repurchase

The Bank may repurchase for cash shares of Class B Stock from a Member, or Other Institution, that are in excess of the Member’s, or Other Institution’s, Total Stock Investment Requirement at any time, subject to the Bank transmitting, sending or giving the Member, or Other Institution, written notice of such repurchase at least 15 days prior to the date of such repurchase, unless a shorter notice period is agreed to in writing by the affected Member, or Other Institution.

III.A.2(b)                      Identification of Repurchased Shares

If a Member, or Other Institution, has one or more Redemption Notices outstanding as of the date that the Bank is to repurchase shares of Class B Stock pursuant to §III.A.2(a) of the Capital Plan, the Bank shall repurchase shares of Class B Stock by first repurchasing shares of a Member, or Other Institution, that are subject to a Redemption Notice that has been outstanding for the longest period of time and then, to the extent necessary, by repurchasing shares that are subject to a Redemption Notice that was outstanding for the next longest period of time and continuing in that order, to the extent necessary, until there are no remaining outstanding Redemption Notices by a Member, or Other Institution, in which instance the shares to be repurchased shall be determined by the Bank using a first acquired, first repurchased method of identification.  If a Member, or Other Institution, does not have any Redemption Notices outstanding as of the date that the Bank is to repurchase shares of Class B Stock, the shares to be repurchased shall be determined by the Bank using a first acquired, first repurchased method of identification.

III.A.2(c)                       Conduct of Repurchase Activities

The Bank shall conduct its repurchase activities fairly and impartially and without discrimination in favor of or against any Member.

III.A.3.Limitations on Redemptions and Repurchases

III.A.3(a)                      Prohibitions on Redemptions and Repurchases

III.A.3(a)(1)                                                                                                                                  Bank Compliance with Minimum Regulatory Capital Requirements

The Bank shall not redeem or repurchase any shares of Class B Stock if, following such redemption or repurchase, the Bank would not be in compliance with each of its Minimum Regulatory Capital Requirements.

III.A.3(a)(2)                                  Member Compliance with Total Stock Investment Requirements

The Bank shall not redeem or repurchase any shares of Class B Stock from any Member, or Other Institution, if, following the redemption or repurchase, the Member, or Other Institution, would not be in compliance with its Total Stock Investment Requirement.

III.A.3(a)(3)                                  Other Limitations on Redemptions and Repurchases

The Bank shall not redeem or repurchase any shares of Class B Stock without the prior written approval of the Finance Board if the Finance Board or the Board of Directors, has determined that the Bank has incurred or is likely to incur losses that result in or are likely to result in “charges against the capital of the Bank,” as that term is defined in the Regulations.  This prohibition shall apply even if the Bank is in compliance with its Minimum Regulatory Capital Requirements and shall remain in effect for however long the Bank continues to incur such charges or until the Finance Board determines that such charges are not expected to continue.

III.A.3(b)                      Bank’s Discretion to Suspend Redemptions

III.A.3(b)(1)                                 Conditions for Suspension of Redemptions

The Board of Directors, or a committee thereof, may suspend the redemption of Class B Stock, if the Bank reasonably believes that continued redemption of Class B Stock would cause the Bank to fail to meet its minimum capital requirements as set forth in Sections 932.2 and 932.3 of the Regulations, would prevent the Bank from maintaining adequate capital against a potential risk that may not be adequately reflected in its Minimum Regulatory Capital Requirements or would otherwise prevent the Bank from operating in a safe and sound manner.

III.A.3(b)(2)                                 Written Notification to the Finance Board of a Suspension of Redemptions

If a decision is made to suspend redemption of Class B Stock, the Bank shall notify the Finance Board in writing within two business days of the decision, informing the Finance Board of the reasons for the suspension and of the Bank’s strategies and time frames for addressing the conditions that led to the suspension, as indicated in Section 931.8(b) of the Regulations.

III.A.3(b)(3)                                 Finance Board May Require Re-institution of Redemptions

The Finance Board may require the Bank to re-institute the redemption of Class B Stock.

III.A.3(b)(4)                                 Limitation on Repurchases During Period of Suspension of Redemptions

The Bank may not repurchase any Class B Stock without the written permission of the Finance Board during any period in which the Bank has suspended the redemption of Class B Stock as provided for in §III.A.3(b)(1) of the Capital Plan.

III.A.3(c)                       Retention of Redemption or Repurchase Proceeds as Collateral

The Bank may retain the proceeds of the redemption or repurchase of Class B Stock as additional collateral if the Bank reasonably determines that there is an existing or anticipated collateral deficiency related to any obligations owed by the Member, or Other Institution, to the Bank and the Member, or Other Institution, has failed to deliver additional collateral to resolve the existing or anticipated collateral deficiency to the Bank’s satisfaction, until all such obligations have been satisfied or the anticipated deficiency is resolved to the Bank’s satisfaction.

III.A.3(d)                      Limitations on Redemptions and Repurchases Associated with Termination of Membership

The restrictions on redemptions and repurchases set forth in §§III.A.3(a), III.A.3(b) and III.A.3(c) of the Capital Plan apply with respect to redemptions pursuant to a Redemption Notice as well as to redemptions in connection with a termination of Membership in accordance with §IV.F of the Capital Plan and to all repurchases of Class B Stock held by Members and by Other Institutions.

If a Member whose Membership is terminated pursuant to §§IV.F.1, IV.F.2, IV.F.4 or IV.F.5 of the Capital Plan has one or more Redemption Notices outstanding as of the effective date of its termination from Membership, such Redemption Notice or Notices shall not be subject to automatic cancellation in accordance with §III.A.1(e) of the Capital Plan. Such Redemption Notices shall remain pending until they can be satisfied in accordance with §§III.A.1, III.A.3 and III.A.4 of the Capital Plan.

III.A.4.Pro Rata Allocation of Redemptions

If at any time more than one Member, or Other Institution, has outstanding a Redemption Notice in accordance with §III.A.1(a) of the Capital Plan or redemption of Class B Stock in connection with a termination of Membership in accordance with §IV.F of the Capital Plan as to which the applicable Stock Redemption Period has expired, and if the redemption by the Bank of all of the shares of Class B Stock subject to such Redemption Notice or termination of Membership would cause the Bank to fail to be in compliance with any of its Minimum Regulatory Capital Requirements, then the Bank shall fulfill such redemptions as the Bank is able to do so from time to time, beg inning with such redemptions as to which the Stock Redemption Period expired on the earliest date and fulfilling such redemptions relating to that date on a pro rata basis from time to time until fully satisfied, and then fulfilling such redemptions as to which the Stock Redemption Period expired on the next earliest date in the same manner, and continuing in that order until all such redemptions as to which the Stock Redemption Period has expired have been fulfilled.

III.A.5.Redeemed and Repurchased Stock

All shares of Class B Stock that are acquired by the Bank pursuant to redemption or repurchase shall be retired.

III.A.6.Par Value

The par value of each share of Class B Stock shall be one hundred dollars ($100).  All Class B Stock shall be issued, redeemed, repurchased, and transferred only at par value.

III.A.7.Dividends

III.A.7(a)                      General

The Board of Directors, in its discretion, subject to the provisions of §III.A.7 of the Capital Plan, may declare dividends to be paid on the Class B Stock on a quarterly basis or as otherwise determined by the Board of Directors.  Each Member or Other Institution is entitled to receive dividends that are declared on Class B Stock based upon the Member’s or Other Institution’s average daily balance of Class B Stock held during the applicable period.  Dividends are non-cumulative with respect to payment obligation.

III.A.7(b)                      Sources and Forms of Payment

Dividends may only be paid from current net earnings or previously retained earnings.  Dividend payments may be in the form of cash, additional shares of Class B Stock, or a combination thereof as determined by the Board of Directors.

III.A.7(c)                       Limitations on Dividends

The Board of Directors may not declare or pay a dividend if the Bank is not at the time in compliance with each of its Minimum Regulatory Capital Requirements or if following such declaration or payment of such a dividend the Bank would not be in compliance with each of its Minimum Regulatory Capital Requirements.

III.A.8.Ownership of Retained Earnings

Class B Stock shareholders are the owners of the retained earnings, surplus, undivided profits, and equity reserves, if any, of the Bank.  Ownership of each of these items is apportioned in accordance with each Class B Stock shareholder’s proportional ownership of the total shares of Class B Stock.  Holders of Class B Stock shall have no right to receive any portion of these items, except through the declaration of a dividend or capital distribution approved by the Board of Directors or through the liquidation of the Bank as provided for in §III.C.1 of the Capital Plan.

III.B.                Voting Rights

III.B.1.Matters Subject to Vote; Eligibility

Holders of Class B Stock that are Members of the Bank as of the record date shall be entitled to vote for the election of directors to the Board of Directors in accordance with Part 915 of the Regulations.

III.B.2.Share Voting Determinations; Voting Rights

For purposes of applying Part 915 of the Regulations, the Class B Stock that a Member was “ required to hold” shall be the Member’s Total Stock Investment Requirement as of the record date provided for in Part 915, provided that if the Capital Plan was not in effect as of the record date, the number of shares of Capital Stock that a Member was required to hold as of the record date shall be as determined in accordance with Sections 925.20 and 925.22 of the Regulations.  The number of shares of Class B Stock that a particular Member, or Other Institution (to the extent such institution is permitted to vote under Part 915 of the Regulations), may vote in connection with an election of directors shall be subject to the limitations set forth in the Act and Part 915 of the Regulations.

III.C.                Rights Upon Liquidation, Merger, or Consolidation of the Federal Home Loan Bank of Boston

III.C.1.Liquidation

Upon the liquidation of the Bank, following the retirement of all outstanding liabilities of the Bank to its creditors, all shares of Class B Stock are to be redeemed at par value, provided that if sufficient funds are not available to accomplish the redemption in full of the Class B Stock, then such redemption shall occur on a pro rata basis among all holders of Class B Stock.  Following the redemption in full of all Class B Stock any remaining assets will be distributed on a pro rata basis to the holders of Class B Stock immediately prior to such liquidation.  This provision does not limit the authority granted the Finance Board under 12 U.S.C. §1446 to prescribe rules, regulations or orders governing the liquidation of a FHLBank which may modify, restrict or eliminate any of the rights set forth above.

III.C.2.Merger or Consolidation

III.C.2(a)                     Bank Acquired

In the event that the Bank is merged or consolidated into another FHLBank, the holders of the outstanding Class B Stock of the Bank will be entitled to the rights and benefits set forth in any applicable Plan of Merger and/or terms established or approved by the Finance Board.

III.C.2(b)                     Bank Acquires Other FHLBank

In the event that another FHLBank is merged or consolidated into the Bank, the holders of the outstanding stock of the other FHLBank will be entitled to the rights and benefits set forth in any applicable Plan of Merger and/or terms established or approved by the Finance Board.

§IV.                       Stock Investment Requirements

IV.A.                 Membership Stock Investment Requirement

IV.A.1.General

The initial minimum Membership Stock Investment Requirement is as follows:

Class B Stock:  0.35 percent (0.35%) of the Member’s Membership Stock Investment Base, subject to a minimum investment of $10,000 and a maximum investment of $25,000,000.

IV.A.2.Frequency of Recalculation

The Membership Stock Investment Requirement on the Effective Date shall be determined based on a Member’s Membership Stock Investment Base as of the most recently available call report data.  Thereafter, the Membership Stock Investment Requirement will be recalculated annually by April 30 of each year based on the Member’s most recent calendar year-end call report data.  Provided however, that the Bank may, for a bona fide business purpose, recalculate a Member’s Membership Stock Investment Requirement between annual calculations.

IV.A.3.Continuing Requirement as Condition of Membership

As a condition of Membership, each Member is required to purchase and maintain the amounts of Class B Stock indicated above while its Membership is continuing.  In order to become a Member, an approved applicant must purchase shares of Class B Stock equal to its Membership Stock Investment Requirement within sixty (60) days of membership approval by the Bank.

IV.A.4.Ranges of Allowable Membership Stock Investment Requirements

The Board of Directors may change each or any of the applicable percentage, the minimum investment and maximum investment under the Membership Stock Investment Requirement, but any such revision must fall within the following ranges:

Base requirement:  not less than 0.05 percent (0.05%) nor more than 0.50 percent (0.50%) of a member’s Membership Stock Investment Base, subject to the following minimum and maximum investments.

Minimum investment:  not less than $5,000 nor more than $50,000.

Maximum investment:  not less than $5,000,000 nor more than $100,000,000.

In the event that a Member provides the Bank with written notice of its intent to withdraw from Membership, the Membership Stock Investment Requirement for said Member shall not be increased during the pendency of said notice.

IV.B.                 Activity-Based Stock Investment Requirement

IV.B.1.General

The initial minimum Activity-Based Stock Investment Requirement is as follows:

IV.B.1(a)                      Advances

A Member is required to hold Class B Stock in an amount equal to 4.50 percent (4.50%) of the Member’s outstanding principal balances of advances from the Bank.

IV.B.1(b)                      Advance Commitments

A Member is required to hold Class B Stock in an amount equal to 0.00 percent (0.00%) of the amount of the Member’s advance commitments with the Bank adjusted by the appropriate conversion factor found in Table 2 of 12 C.F.R. §932.4(f).

IV.B.1(c)                       Standby Letters of Credit

A Member is required to hold Class B Stock in an amount equal to 4.50 percent (4.50%) of the amount of standby letters of credit issued by the Bank on behalf of the Member adjusted by the appropriate conversion factor in Table 2 of 12 C.F.R. §932.4(f).

IV.B.1(d)                      Intermediated Derivative Contracts

A Member is required to hold Class B Stock in an amount equal to 4.50 percent (4.50%) of the value of intermediated derivative contracts between the Member and the Bank which shall be equal to the sum of (1) the Bank’s current credit exposure for all intermediated derivative contracts between the Bank and the Member, as calculated in accordance with 12 C.F.R. §932.4(h)(1), and (2) the Bank’s potential future exposure for all intermediated derivative contracts between the Bank and the Member, as calculated in accordance with 12 C.F.R. §932.4(h)(2).

IV.B.1(e)                       Acquired Member Assets

A Member is required to hold Class B Stock in an amount equal to 4.50 percent (4.50%) of the principal balance of Acquired Member Assets acquired by the Bank from the Member that remain on the Bank’s balance sheet.

IV.B.1(f)                          Delivery Commitments for Acquired Member Assets

A member is required to hold Class B Stock in an amount equal to 0.00 percent (0.00%) of the amount of the delivery commitments issued to a Member for Acquired Member Assets to be held on the Bank’s balance sheet adjusted by the appropriate conversion factor found in Table 2 of 12 C.F.R. §932.4(f).

Each Member will be required to purchase and maintain, as a component of its Total Stock Investment Requirement, the amounts of Class B Stock indicated above while the Activity-Based Assets to which such requirement applies remain outstanding.  Each Member’s Activity-Based Stock Investment Requirement will change from time to time (as often as daily) as the Member’s activity with the Bank changes.  On and after the Effective Date a Member that engages the Bank with respect to an Activity-Based Asset must comply with any associated requirement to purchase additional Class B Stock at the time the Activity-Based Asset transaction occurs.

IV.B.2.Range of Allowable Activity-Based Stock Investment Requirements

The Board of Directors may amend the Activity-Based Stock Investment Requirement, but any such change must fall within the following ranges:

IV.B.2(a)                      Advances

A Member may be required to hold Class B Stock in an amount ranging between 3.00 percent (3.00%) and 6.00 percent (6.00%) of the Member’s outstanding principal balances of advances from the Bank.

IV.B.2(b)                      Advance Commitments

A Member may be required to hold Class B Stock in an amount ranging between 0.00 percent (0.00%) and 6.00 percent (6.00%) of the amount of the Member’s advance commitments with the Bank adjusted by the appropriate conversion factor found in Table 2 of 12 C.F.R. §932.4(f).

IV.B.2(c)                       Standby Letters of Credit

A Member may be required to hold Class B Stock in an amount ranging between 3.00 percent (3.00%) and 6.00 percent (6.00%) of the amount of standby letters of credit issued by the Bank on behalf of the Member adjusted by the appropriate conversion factor in Table 2 of 12 C.F.R. §932.4(f).

IV.B.2(d)                      Intermediated Derivative Contracts

A Member may be required to hold Class B Stock in an amount ranging between 3.00 percent (3.00%) and 6.00 percent (6.00%) of the value of intermediated derivative contracts between the Member and the Bank which shall be equal to the sum of (1) the Bank’s current credit exposure for all intermediated derivative contracts between the Bank and the Member, as calculated in accordance with 12 C.F.R. §932.4(h)(1), and (2) the Bank’s potential future exposure for all intermediated derivative contracts between the Bank and the Member, as calculated in accordance with 12 C.F.R. §932.4(h)(2).

IV.B.2(e)                       Acquired Member Assets

A Member may be required to hold Class B Stock in an amount ranging from 0.00 percent (0.00%) to 6.00 percent (6.00%) of the principal balance of Acquired Member Assets acquired by the Bank from the Member that remain on the Bank’s balance sheet.

IV.B.2(f)                          Delivery Commitments for Acquired Member Assets

A Member may be required to hold Class B Stock in an amount ranging from 0.00 percent

(0.00%) to 6.00 percent (6.00%) of the amount of the delivery commitments issued to a Member for Acquired Member Assets to be held on the Bank’s balance sheet adjusted by the appropriate conversion factor found in Table 2 of 12 C.F.R. §932.4(f).

IV.B.3.Notice of Withdrawal from Membership

In the event that a Member provides the Bank with written notice of its intent to withdraw from Membership, the Activity-Based Stock Investment Requirement applicable to the Member’s Activity-Based Assets in existence on the date of the Member’s notice of intent to withdraw from Membership is received by the Bank shall not be increased during the pendency of said notice.  After the date the Bank has received written notice from a Member of its intent to withdraw from Membership, if the Member is required to purchase additional Class B Stock to meet its Total Stock Investment Requirement as a result of a new Activity-Based Asset that the Member engages in with the Bank, the Activity-Based Stock Investment Requirement applicable to such Activity-Based Asset on the date of the transaction shall apply but shall not be increased subsequently during the pendency of said notice.  If such a withdrawing institution is no longer a Member it shall nevertheless be required to maintain sufficient Class B Stock to meet the Activity-Based Stock Investment Requirement applicable to all outstanding Activity-Based Assets in accordance with this §IV.B.3 of the Capital Plan for as long as any such Activity-Based Assets remain outstanding.

IV.B.4.Requirement upon Termination of Membership

In the event that a Member’s Membership terminates in accordance with §§IV.F.2, IV.F.4 or IV.F.5 of the Capital Plan, the terminated Member or its successor shall nevertheless be required to maintain sufficient Class B Stock to meet the Activity-Based Stock Investment Requirement applicable to all outstanding Activity-Based Assets. However, such Activity-Based Stock Investment Requirement shall not be increased on and after the date of the termination of the Member’s Membership.

IV.B.5.Pre-existing Non-Advance Activity-Based Assets

Acquired Member Assets or binding commitments by the Bank to provide or purchase Acquired Member Assets that are in existence prior to the Effective Date shall be subject exclusively to contractual requirements to hold Capital Stock, if any, that were in existence immediately prior to the Effective Date until they are no longer held by the Bank, and shall not be subject to requirements set forth from time to time in §IV.B of the Capital Plan.

IV.C.                 Total Stock Investment Requirement

IV.C.1.General

The Total Stock Investment Requirement for a Member is the amount of Class B Stock that equals the sum of the Member’s Membership Stock Investment Requirement and the Member’s Activity-Based Stock Investment Requirement, in all events rounded up to the next even $100 increment.  These amounts must be maintained at all times by each Member and adjusted, as necessary, to reflect adjustments in the bases upon which they are calculated.  The Board of Directors has a continuing obligation to review and adjust the Total Stock Investment Requirement, as necessary to ensure that the Bank remains in compliance with each of its Minimum Regulatory Capital Requirements, provided that the Board of Directors in conducting such review may take into account all components of the Bank’s Permanent Capital and Total Capital, including, without limitation, shares of Class B Stock held by Members and Other Institutions in excess of their Total Stock Investment Requirements.

IV.C.2.Bank Monitoring and Notification

The Bank will, on a continuing basis, monitor each Member’s Total Stock Investment Requirement and the Member’s actual Class B Stock ownership and will transmit, send or give the Member written notice of the need to purchase additional Class B Stock within seven (7) days of the date that the Bank determines that a deficiency exists.  Such a Member will be required to purchase an amount of Class B shares (rounded to the next higher $100 increment) needed to satisfy its deficiency within seven (7) days of the date that the Bank sends, transmits, or gives notice to the Member of such a deficiency.

Prompt Compliance with Adjustments to Membership and Activity-Based Stock Investment Requirements At least thirty (30) days but no more that forty-five (45) days prior to implementing any adjustment to the Membership Stock Investment Requirement or the Activity-Based Stock Investment Requirement the Bank will transmit, send or give Members written notice of its intent to do so and the effective date of such adjustment.  A Member must purchase any additional Class B Stock required to comply with such adjustment on or before the date specified by the Bank for such adjustment.  Alternatively, a Member may achieve compliance with such adjustment by sufficiently reducing its volume of Activity-Based Assets on or before the date specified by the Bank for such adjustment.  The Bank reserves the right to determine whether to apply any adjustment to the Activity-Based Stock Investment Requirement to Activity-Based Assets that are in existence prior to the effective date of the adjustment and/or to Activity-Based Assets in which the Member engages the Bank on or after the effective date of adjustment to the Activity-Based Stock Investment Requirement.

IV.D.                 Excess Stock Investment

IV.D.1.Member Purchase and Retention of Excess Stock

A Member may hold Class B Stock in excess of its Membership Stock Investment Requirement, its Activity-Based Stock Investment Requirement, or its Total Stock Investment Requirement, subject to the limitations of 12 C.F.R. § 925.23.  The Bank from time to time may, in its discretion and subject to conditions established by the Bank, offer to issue excess shares of Class B Stock to Members, subject to the limitations of 12 C.F.R. § 925.23.  In the event the Bank determines to issue such excess shares of Class B Stock, Members will be provided access to a disclosure, either in electronic or written form, prior to the Member’s purchase of excess shares of Class B Stock, regarding the nature of the Member’s investment in such excess shares of Class B Stock.  The Bank reserves the right to impose a limit on Member holdings of excess shares of Class B Stock at any time.  Subject to the provisions of §§III.A.2 and III.A.3 of the Capital Plan, the Bank may, at any time, repurchase excess shares of Class B Stock.

IV.D.2.Capital Treatment of Excess Stock

All issued and outstanding shares of Class B Stock shall be included in any calculation of the Bank’s compliance with the capital requirements under the Capital Plan, the Regulations and the Act.

IV.E.                 Transfers of Stock

IV.E.1.Conditions for Approval of Transfers

Subject to compliance with 12 C.F.R. §931.6, and with the prior written approval of the Bank, and in compliance with procedures specified by the Bank from time to time, a Member, or Other Institution, may transfer, at par value, any Class B Stock that it holds in excess of its Total Stock Investment Requirement to any other Member or institution that has satisfied all conditions for becoming a Member other than the purchase of the Class B Stock required to satisfy its Total Stock Investment Requirement.  A Member, or Other Institution, that wishes to transfer Class B Stock shall identify in a written notice to the Bank the particular shares that are to be transferred by reference to the date acquired, and the manner in which the shares subject to notice were acquired (i.e., whether by purchase at par value or as a stock distribution by the Bank).  If a Member, or Other Institution, fails to identify the shares to be transferred, the shares subject to transfer shall be determined using a first acquired, first transferred method of identification.  All Class B Stock transfers will be effective upon being recorded on the appropriate books and records of the Bank.  Approval for all transfers is subject to a requirement, that following the transfer, the transferring Member, or Other Institution, would continue to hold sufficient Class B Stock to meet the Member’s, or Other Institution’s, Total Stock Investment Requirement.

IV.E.2.Relation of Redemption Notices to Transfers of Stock

In the event that the Bank approves the transfer of any shares of Class B Stock on which a Member, or Other Institution, has filed a Redemption Notice, such Redemption Notice will not apply to the transferred shares of Class B Stock, provided that this provision shall not apply in the case of transfers occurring pursuant to §§IV.F.3 and IV.F.4 of the Capital Plan.

IV.E.3.Transfers Occurring in Connection with Mergers or Consolidations

Transfers of Class B Stock occurring pursuant to §§IV.F.3 and IV.F.4 of the Capital Plan shall be deemed to be approved by the Bank as of the cancellation of the disappearing Member’s charter for purposes of this §IV.E of the Capital Plan.

IV.F.                 Membership Termination

IV.F.1.Voluntary Withdrawal from Membership

IV.F.1(a)                      Written Notification

A Member may withdraw from Membership at any time by providing written notice of its intent to withdraw from Membership to the Bank.  A Member may cancel a notice of withdrawal prior to its effective date by providing the Bank with written notice of such cancellation and any such cancellation will result in the imposition of the Redemption Cancellation Fee with respect to the Member’s Class B Stock unless the Board of Directors decides it has a bona fide business purpose for waiving the imposition of the fee, and the waiver is consistent with Section 7(j) of the Act.

IV.F.1(b)                      Access to Benefits of Membership

Until the effective date of a Member’s withdrawal from the Bank, such Member will continue to have access to the benefits of Membership, provided that the Bank need not commit to providing any further services, including advances, to a withdrawing Member that would mature or otherwise terminate subsequent to the effective date of the Member’s withdrawal.  On and after the effective date of the Member’s withdrawal, regardless of whether the former Member is required to maintain an investment in the Class B Stock, the former Member will no longer have the benefits of Membership including access to the Bank’s products and services and will no longer have any voting rights other than as provided in the Regulations, but the former Member will still be entitled to any and all dividends declared on its Class B Stock until the Class B Stock is redeemed or repurchased by the Bank.

IV.F.1(c)                       Finance Board Notification

The Bank shall notify the Finance Board within ten (10) calendar days of the receipt of any notice of intent to withdraw from Membership or cancellation of a notice of withdrawal from Membership.

IV.F.1(d)                      Finance Board Certification

No Member may withdraw from Membership unless, on the date that the Membership is to terminate, there is in effect a certification from the Finance Board that the withdrawal of the Member will not cause the Bank System to fail to satisfy its requirements under 12 U.S.C. §1441b(f)(2)(c) to contribute toward the interest payments owed on obligations issued by the Resolution Funding Corporation.

IV.F.1(e)                       Disposition of Claims

The Bank shall determine an orderly manner for the disposition of Activity-Based Assets outstanding to a Member that withdraws from Membership.  The Bank may allow the withdrawing Member to leave its obligations to the Bank outstanding for any length of time up to and including maturity.  The Bank may, in its discretion, require immediate settlement of all obligations of the withdrawing Member on the effective date of the Member’s withdrawal, in which case the Member shall be subject to any applicable prepayment fees.  The Stock Redemption Period for the Class B Stock held by a Member as of the date of the Bank’s receipt of the written notification of the Member’s intent to withdraw from Membership and not already subject to a Redemption Notice shall commence as of that date.  The Stock Redemption Period for shares of Class B Stock acquired or received by such a withdrawing Member after the date that its notice of intent to withdraw is received by the Bank will commence on the date such shares are acquired or received.  If Activity-Based Assets remain outstanding beyond the effective date of the termination of Membership, the Bank will not redeem Class B Stock to the extent that the former Member’s outstanding Class B Stock investment would fall below the minimum Activity-Based Stock Investment Requirement corresponding to such outstanding Activity-Based Assets.

Class B Stock held by the Member as of the effective date of its withdrawal from Membership shall not be deemed automatically to be excess Class B Stock solely by virtue of the termination of the Member’s Membership.  Upon the effective date of a Member’s withdrawal from Membership, such a terminated Member shall not be deemed to be subject to the Membership Stock Investment Requirement.  The Bank may repurchase Class B Stock held by the terminated Member in excess of the minimum Total Stock Investment Requirement as Activity-Based Assets are extinguished or repurchased by the terminated Member.

IV.F.1(f)                          Effective Date of Withdrawal

The Membership of a Member that has submitted a notice of intent to withdraw, and that has not cancelled such notice, shall terminate as of the date on which the last applicable Stock Redemption Period ends for Class B Stock that the Member is required to hold under the Membership Stock Investment Requirement as of the date that the Member’s written notification of its intent to withdraw from Membership was received by the Bank.

IV.F.2.Involuntary Termination of Membership

IV.F.2(a)                      Written Notification

The Board of Directors may terminate the Membership of any Member that: (i) fails to comply with any requirement of the Act, any regulation adopted by the Finance Board, or any requirement of the Capital Plan, (ii) becomes insolvent or otherwise subject to the appointment of a conservator, receiver, or other legal custodian under federal or state law, or (iii) would jeopardize the safety and soundness of the Bank if it were to remain a Member.

IV.F.2(b)                      Access to Benefits of Membership

A Member whose Membership is terminated involuntarily shall cease being a Member of the Bank as of the date on which the Board of Directors acts to terminate the Membership.  After that date the institution whose Membership has been terminated shall have no right to obtain any of the benefits of Membership including access to the Bank’s products and services and will no longer have any voting rights, other than as provided in the Regulations, but shall be entitled to receive any dividends declared on its Class B Stock until the Class B Stock is redeemed or repurchased by the Bank.

IV.F.2(c)                       Disposition of Claims

The Bank shall determine an orderly manner for the disposition of Activity-Based Assets outstanding to a Member whose Membership has been terminated.  The Bank may allow the Member whose Membership has been terminated to leave its obligations to the Bank outstanding for any length of time up to and including maturity.  The Bank may, in its discretion, require immediate settlement of all obligations of the Member on the date on which the Member’s Membership is terminated, in which case the Member shall be subject to any applicable prepayment fees.  The Stock Redemption Period for the Class B Stock owned by a Member as of the date of its termination and not already subject to a Redemption Notice shall commence on the date that the Member’s Membership is terminated.  The Stock Redemption Period for Class B Stock acquired or received by a Member after the date of the termination of its Membership shall commence on the date of such acquisition or receipt.  If Activity-Based Assets remain outstanding beyond the effective date of the termination of Membership, the Bank will not redeem Class B Stock to the extent that the former Member’s outstanding Class B Stock investment would fall below the minimum Activity-Based Stock Investment Requirement corresponding to such outstanding Activity-Based Assets.

Class B Stock held by the Member as of the effective date of its termination shall not be deemed automatically to be excess Class B Stock solely by virtue of the termination of the Member’s Membership; provided however, that on and after the effective date of termination, any Class B Stock that is not required to meet the terminated Member’s Membership Stock Investment Requirement on the date on which the Member’s Membership was terminated, or its Activity-Based Stock Investment Requirement shall be excess Class B Stock that shall be subject to repurchase by the Bank; and provided further that effective upon the expiration of the Stock Redemption Period that commences on the date that the Member’s Membership is terminated, the terminated Member’s Membership Stock Investment Requirement shall be deemed to be zero.  However, notwithstanding any other provision of this Capital Plan, in the event that (a) a receiver, conservator, or other legal custodian has been appointed for the Member, and (b) the Bank has terminated Member’s Membership, the terminated Member’s Membership Stock Investment Requirement shall be deemed to be zero.

IV.F.3.Merger or Consolidation of Members

IV.F.3(a)                      Termination of Charter and Stock Redemption Period

If a Member’s Membership is terminated as a result of a Member’s merger or other consolidation into another Member, the Membership shall terminate upon cancellation of the disappearing Member’s charter.  On that date, the Class B Stock held by the disappearing Member will be transferred on the books of the Bank into the name of the surviving Member.  The Stock Redemption Period for the Class B Stock previously held by the disappearing Member shall not be deemed to commence on the date on which the disappearing Member’s charter is cancelled, but shall commence only upon:  (i) the Bank’s receipt of a Redemption Notice, (ii) the Bank’s receipt of the surviving Member’s written notice of its intent to withdraw from Membership, (iii) the surviving Member’s termination of Membership as a result of merger or consolidation into a member of another FHLBank or into a nonmember, (iv) the surviving Member’s termination from Membership as a result of the relocation of its principal place of business, or (v) the involuntary termination of the surviving Member’s Membership.  Stock Redemption Periods applicable to a Redemption Notice or Notices received by the Bank from the disappearing Member prior to the effective date of the cancellation of the disappearing Member’s charter shall continue to run with respect to the surviving Member from the date such Redemption Notice was received by the Bank, subject to the provisions of §III.A.1 of the Capital Plan.

IV.F.3(b)                      Stock Requirement of Surviving Member

As of the effective date of the cancellation of the disappearing Member’s charter, the surviving Member’s Membership Stock Investment Requirement shall be immediately increased by the amount of the disappearing Member’s Membership Stock Investment Requirement immediately prior to the cancellation of its charter.  Future calculations of the surviving Member’s Membership Stock Investment Requirement shall be as determined in accordance with §IV.A of the Capital Plan, provided that if the most recently available call report data for the surviving Member does not include the assets of the disappearing Member, then, in that event, the Membership Stock Investment Requirement for the surviving Member will be calculated by adding together the most recently available call report data of the disappearing Member and of the surviving Member.  As of the effective date of the cancellation of the disappearing Member’s charter, the surviving Member’s Activity-Based Stock Investment Requirement will be calculated based on its current Activity-Based Assets including those acquired from the disappearing Member.

IV.F.4.Merger or Consolidation of Member into a Member of another FHLBank or into a Nonmember

IV.F.4(a)                      General

If a Member’s Membership is terminated as a result of the Member’s merger or consolidation into a member of another FHLBank or a nonmember, the Membership shall terminate as of the date on which the Member’s charter is cancelled.  On that date, the Class B Stock held by the disappearing Member will be transferred on the books of the Bank into the name of the surviving institution.  After that date the terminated Member (or its successor) shall have no right to obtain any of the benefits of Membership including access to the Bank’s products and services and will no longer have any voting rights other than as provided in the Regulations, but shall be entitled to receive any dividends declared on its Class B Stock until the Class B Stock is redeemed or repurchased by the Bank.

IV.F.4(b)                      Disposition of Claims

The Bank shall determine an orderly manner for the disposition of Activity-Based Assets outstanding to a Member whose Membership has been terminated.  The Bank may allow the Member whose Membership has been terminated (or its successor) to leave its obligations to the Bank outstanding for any length of time up to and including maturity.  The Bank may, in its discretion, require immediate settlement of all obligations of the Member on the date on which the Member’s Membership is terminated, in which case the Member shall be subject to any applicable prepayment fees.  The Stock Redemption Period for the Class B Stock then held by the former Member (or its successor) and not already subject to a Redemption Notice shall be deemed to commence on the date on which the Member’s charter is cancelled.  The Stock Redemption Period for any Class B Stock acquired or received by the terminated Member (or its successor) after the date of the termination of its Membership shall commence on the date of acquisition or receipt.

If Activity-Based Assets remain outstanding beyond the effective date of the termination of Membership, the Bank will not redeem Class B Stock to the extent that the terminated Member’s outstanding Class B

Stock investment would fall below the minimum Activity-Based Stock Investment Requirement corresponding to such outstanding Activity-Based Assets.

Class B Stock held by the Member as of the effective date of its termination shall not be deemed automatically to be excess Class B Stock solely by virtue of the termination of the Member’s Membership; provided however, that on and after the effective date of termination any Class B Stock that is not required to meet the terminated Member’s Membership Stock Investment Requirement on the date on which the Member’s Membership was terminated, or its Activity-Based Stock Investment Requirement, shall be excess Class B Stock that shall be subject to repurchase by the Bank, provided that the terminated Member’s Membership Stock Investment Requirement shall be deemed to be zero as of the next recalculation by the Bank of the Membership Stock Investment Requirement in accordance with §IV.A of the Capital Plan.

IV.F.4(c)                       Acquiring Institution Applies for Bank Membership

If the institution into which the Member merges or is consolidated is eligible for Membership and intends to become a Member of the Bank, it must provide written notification to the Bank of its intention to apply for Membership within sixty (60) calendar days of the cancellation of the charter of the former Member.

Following the submission of this notification, the application for Membership must be submitted within sixty (60) calendar days.  If the institution is approved for Membership, then it must purchase the appropriate amounts, if any, of Class B Stock to comply with its minimum Total Stock Investment Requirement.  Such purchase must be made within the timeframe specified in §IV.A.3 of the Capital Plan for its Membership Stock Investment Requirement and, with respect to any Activity-Based Stock Investment Requirement, prior to engaging in such Activity-Based Assets.

If the institution does not provide required notification and application for Membership within the respective required time periods, or is disapproved for Membership, the provisions of §IV.F.4(b) of the Capital Plan will apply with respect to the disposition of Activity-Based Assets and redemption and repurchase of Class B Stock.

IV.F.5.Relocation of Principal Place of Business

IV.F.5(a)                      General

If a Member’s Membership is terminated as a result of the relocation of the Member’s principal place of business, as defined in the Regulations, the Membership shall terminate on the date on which the transfer of membership under the Regulations becomes effective.  After that date the terminated Member shall have no right to obtain any of the benefits of Membership including access to the Bank’s products and services and will no longer have any voting rights other than as provided in the Regulations, but shall be entitled to receive any dividends declared on its Class B Stock until the Class B Stock is redeemed or repurchased by the Bank.

IV.F.5(b)                      Disposition of Claims

The Bank shall determine an orderly manner for the disposition of Activity-Based Assets outstanding to a Member whose Membership has been terminated.  The Bank may allow the Member whose Membership has been terminated to leave its obligations to the Bank outstanding for any length of time up to and including maturity.  The Bank may, in its discretion, require immediate settlement of all obligations of the Member on the date on which the Member’s Membership is terminated, in which case the Member shall be subject to any applicable prepayment fees.  The Stock Redemption Period for the Class B Stock then held by the Member and not already subject to a Redemption Notice shall be deemed to commence on the date on which the Member’s relocation becomes effective.  The Stock Redemption Period for any Class B Stock acquired or received by the terminated Member after the date of the termination of its Membership shall commence on the date of acquisition or receipt.

If Activity-Based Assets remain outstanding beyond the effective date of the termination of Membership, the Bank will not redeem Class B Stock to the extent that the terminated Member’s outstanding Class B Stock investment would fall below the Activity-Based Stock Investment Requirement corresponding to such outstanding Activity-Based Assets.

Class B Stock held by the Member as of the effective date of its termination shall not be deemed automatically to be excess Class B Stock solely by virtue of the termination of the Member’s Membership, provided however, that on and after the effective date of termination any Class B Stock that is not required to meet the terminated Member’s Membership Stock Investment Requirement on the date on which the Member’s Membership was terminated, or its Activity-Based Stock Investment Requirement shall be excess Class B Stock that shall be subject to repurchase by the Bank; and provided further that effective upon the expiration of the Stock Redemption Period that commences on the date that the Member’s Membership is terminated, the terminated Member’s Membership Stock Investment Requirement shall be deemed to be zero.

§V.                           Transition, Review, and Amendments

V.A.                      Transition

V.A.1.Effective Date

On a date determined by the Board of Directors, which shall not occur more than thirty-six (36) months after final written approval by the Finance Board for the Bank to implement the Capital Plan, which date shall be subject to adjustment by the Finance Board, the Capital Plan shall be implemented by the conversion of the Capital Stock of the Bank as described in §V.A.2 of the Capital Plan.

V.A.1(a)                          Bank Notification to Members

The Opt-Out Date is sixty (60) days prior to the Effective Date.  Not less than forty-five (45) nor more than sixty (60) days prior to the Opt-Out Date, a copy of the Capital Plan as approved by the Finance Board, an estimate of each Member’s individual Total Stock Investment Requirement, the disclosures required by Section 933.5 of the Regulations, including a description of a Member’s option to withdraw from Membership prior to the implementation of the Capital Plan, and a notification of a Member’s opportunity to request that the Bank repurchase shares of Class B Stock in excess of the Member’s Total Stock Investment Requirement on the Effective Date will be transmitted, sent or given to each Member.

V.A.1(b)                          Member Notification of Intent to Withdraw on or before Opt-Out Date

V.A.1(b)(1)                                                                                                                                                             General

Members will be informed that written notice of the Member’s intent to withdraw from Membership must be received by the Finance Board and the Bank no later than the Opt-Out Date.  The Membership of a Member whose written notice of intent to withdraw from Membership is received by the Finance Board and the Bank on or before the Opt-Out Date shall terminate on the Effective Date, and such Member’s Capital Stock shall be redeemed and retired and shall not be converted into Class B Stock.

V.A.1(b)(2)                                                                                                                                     Disposition of Claims; Collateral Deficiency Upon Withdrawal

The Bank shall determine an orderly manner for the disposition of Activity-Based Assets outstanding to the withdrawing Member.  The Bank may allow the withdrawing Member to leave its obligations to the Bank outstanding for any length of time up to and including maturity.  The Bank may, in its discretion, require immediate settlement of all obligations of the Member on the date on which the Member’s Membership is terminated, in which case the Member shall be subject to any applicable prepayment fees.  In the case of such a withdrawing Member, if on the Effective Date the Bank reasonably determines that there is an existing or anticipated collateral deficiency related to any obligations owed by the Member to the Bank, and the Member has failed to deliver additional collateral to resolve the existing or anticipated collateral deficiency to the Bank’s satisfaction, the Bank shall redeem all of the Member’s Capital Stock and remit the proceeds to a deposit account as collateral security for such obligations until all such obligations have been satisfied or the existing or anticipated deficiency is resolved to the Bank’s satisfaction.

V.A.1(c)                           Affirmative Election to Convert Shares

Any Member whose written notice of intent to withdraw from Membership is not received by the Finance Board and the Bank on or prior to the Opt-Out Date shall be deemed to have affirmatively elected to convert its existing Capital Stock to Class B Stock on the Effective Date pursuant to the Capital Plan.

V.A.1(c)(1)                                                                                                                                      Notice of Intent to Withdraw after Opt-Out Date

In the event a Member that is deemed to have affirmatively elected to convert its existing Capital Stock to Class B Stock files written notice of its intent to withdraw from Membership that is received by the Finance Board and the Bank after the Opt-Out Date, the Stock Redemption Period for the Class B Stock issued to the Member upon the conversion of the shares of Capital Stock that the Member held as of the date its notice of intent to withdraw is received will be deemed to commence on the date that the notice of intent to withdraw is received by the Finance Board and the Bank.

V.A.1(c)(2)                                                                                                                                      Additional Shares Received Prior to Effective Date

If a Member described in the preceding paragraph acquires or receives any additional shares of the Bank’s Capital Stock after the date its notice of withdrawal is received by the Finance Board and the Bank and before the Effective Date, the Stock Redemption Period for the Class B Stock issued to the Member upon the conversion of such Capital Stock will be deemed to commence on the date that such shares of Capital Stock were acquired or received.  If a Member described in the preceding paragraph acquires or receives any shares of Class B Stock on or after the Effective Date other than through the conversion occurring on the Effective Date, the Stock Redemption Period for such shares shall commence on the date such shares of Class B Stock were acquired or received.

V.A.1(d)                          Treatment of Former Members

With respect to any institution the Membership of which has terminated on or prior to the Effective Date other than by virtue of §V.A.1(b) of the Capital Plan that continues to hold Capital Stock, such Capital Stock shall be redeemed for cash and retired on or before the Effective Date and shall not be converted into Class B Stock.  The Bank shall determine an orderly manner for the disposition of Activity-Based Assets outstanding to such an institution.  The Bank may allow such an institution to leave its obligations to the Bank outstanding for any length of time up to and including maturity.  The Bank may, in its discretion, require immediate settlement of all obligations of such an institution on or before the Effective Date, in which case the institution shall be subject to any applicable prepayment fees.  In the event that the Bank reasonably determines that there is an existing or anticipated collateral deficiency related to any obligations owed by such an institution to the Bank and the institution has failed to deliver additional collateral to resolve the existing or anticipated collateral deficiency to the Bank’s satisfaction, upon redeeming the institution’s Capital Stock the Bank shall remit the proceeds to a deposit account as collateral security for such obligations until all such obligations have been satisfied or the anticipated deficiency is resolved to the Bank’s satisfaction.

V.A.1(e)                           Member Opportunity to Request Repurchase of Excess Stock

Members will be informed that they may submit a written notice to the Bank requesting, that to the extent that the Member upon the conversion of its Capital Stock to Class B Stock on the Effective Date holds shares of Class B Stock in excess of the Member’s Total Stock Investment Requirement, that the Bank exercise its discretion and repurchase a Member- specified percentage of the Member’s shares of Class B Stock in excess of the Member’s Total Stock Investment Requirement on the Effective Date.  In order to be considered under this provision a Member’s written notice must be received by the Bank by the

Repurchase Request Notice Date, which is sixty (60) days prior to the Effective Date.  The Bank will treat all written notices received by the Bank by the Repurchase Request Notice Date equally.

The Bank shall have the sole discretion to determine the extent, if any, to which it will repurchase Class B Stock in response to written notices from Members and any such repurchases shall be subject to the limitations set forth in §III.A.3 of the Capital Plan, and shall be rounded down to the next even $100 increment.  To the extent that the Bank determines not to repurchase all shares of Class B Stock that are subject to such written notices, the Bank shall allocate such repurchases among Members that have submitted such notices on a pro rata basis.  This provision shall be deemed to satisfy the notice period set forth in § of the Capital Plan.

Any request by a Member for the Bank to repurchase shares of Class B Stock that is received by the Bank after the Repurchase Request Notice Date or prior to the Effective Date shall not be considered by the Bank.

V.A.2.Plan of Reorganization

The following actions, which constitute the Bank’s Plan of Reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, are to be taken in order to implement the Capital Plan.

V.A.2(a)                          Calculation of Total Stock Investment Requirements

On the Effective Date, each Member’s Total Stock Investment Requirement will be calculated by applying the Membership Stock Investment Requirement in accordance with the calculation method set forth in §IV.A of the Capital Plan and by applying the Activity-Based Stock Investment Requirement determined as of the Effective Date.

V.A.2(b)                          Identification of Member Stock Positions

With respect to each Member, the Bank will determine whether upon the conversion of the Member’s current holdings of Capital Stock for Class B Stock, the Member would exceed its Total Stock Investment Requirement, exactly meet its Total Stock Investment

Requirement, or not meet its Total Stock Investment Requirement.

V.A.2(c)                           Conversion of Existing Capital Stock into Class B Stock

On the Effective Date, prior to the commencement of the Bank’s business day the outstanding shares of Capital Stock shall automatically be deemed converted into shares of an equal amount of par value of Class B Stock without any action on the part of the Members.  The Bank will reflect that conversion by appropriate book entries.  All such shares of Capital Stock shall become null and void and shall cease to represent any ownership interest in the Bank.

V.A.2(d)                          Members that do not meet their Total Stock Investment Requirement

If after all of a Member’s holdings of Capital Stock as of the Effective Date have been converted into Class B Stock the Member does not meet its Total Stock Investment Requirement, the Bank shall notify the Member of the extent of the deficiency.  If the Member was a Member as of November 12, 1999, the Member shall have sixty (60) calendar days in which to purchase sufficient additional shares of Class B Stock to cause the Member to meet its Total Stock Investment Requirement.  Without regard to the foregoing, such a Member must immediately purchase any additional Class B Stock necessary to satisfy the Activity-Based Stock Investment Requirements that arise from that Member’s new Activity-Based Asset transactions occurring on or after the Effective Date.  If the Member became a Member after November 12, 1999, the Member must purchase sufficient additional shares of Class B Stock on the Effective Date to cause the Member to meet its Total Stock Investment Requirement as of the Effective Date.

V.A.2(e)                            Repurchase of Class B Stock on Effective Date

Following the conversion of Capital Stock to Class B Stock on the Effective Date, the Bank to the extent that it has determined to repurchase excess shares of Class B Stock held by Members that submitted written notices to the Bank in accordance with §V.A.1(e) of the

Capital Plan will repurchase such shares of Class B Stock.

V.A.3.Good Faith Determination

Management of the Bank has made a good faith determination that the Bank will be able to implement the Capital Plan and that the Bank will be in compliance with its Minimum Regulatory Capital Requirements immediately after the Capital Plan is implemented.  An analysis of the Bank’s projected capital position after implementation of the Capital Plan has been provided to the Finance Board.

V.B.                      Review and Amendments

V.B.1.Annual Review of the Capital Plan

At least annually, the Board of Directors shall review the Capital Plan and the Board of Directors may from time to time consider potential amendments to the Capital Plan.

V.B.2.Amendments to the Capital Plan

Any amendments adopted by the Board of Directors will require submission of the amended Capital Plan to the Finance Board for approval prior to the implementation of the amended Capital Plan.  Adjustments listed in §§IV.A.4 and IV.B.2 of the Capital Plan related to changes to a Member’s Membership Stock Investment Requirement or Activity-Based Stock Investment Requirement within the ranges permitted by the Capital Plan are not amendments to the Capital Plan.  The Bank will transmit, send or give its Members notice in writing at least thirty (30) calendar days prior to the effective date of any amendment to the Capital Plan to be implemented pursuant to Finance Board approval in accordance with this §V.B.2 of the Capital Plan.

§VI.                       Miscellaneous

VI.A.                 Interpretation of the Capital Plan

The Capital Plan takes into account the applicable provisions of the Act and the Regulations and it is not intended to contradict such provisions. If any restatement of the Act or a Regulation contained in the Capital Plan conflicts with the actual provisions of the Act or the Regulation, the actual provisions of the Act or the Regulation shall govern.  In this Capital Plan unless the context otherwise requires, words describing the singular number shall include the plural and vice versa.

VI.B.                 Notices

VI.B.1.Notices by the Bank

Written notices transmitted, sent or given by the Bank under this Capital Plan shall be addressed to the chief executive officer of the Member, or Other Institution, or such other person, designated by the Member, or Other Institution, in a written notice in accordance with §VI.B.2 of the Capital Plan received by the Bank.  Such written notices shall be directed to the postal address, physical address or fax number appearing in the Bank’s records from time to time.

VI.B.2.Notices to the Bank

Written notices given to the Bank in accordance with the provisions of the Capital Plan shall be addressed to the President of the Bank at the Bank’s postal address, physical address, or by fax to (617) 292-9645 and shall be deemed to have been received by the Bank in each case upon actual receipt by the Bank.  The Bank may from time to time change the postal address, physical address, fax number at which it will receives such written notices by transmitting, sending or giving written notice to the Member, or Other Institution, in accordance with §VI.B.1 of the Capital Plan.